Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                              BOSCO FLOORING, INC.


The Incorporator, Robert C. Harris, ho is the herein undersigned, for the purpose of forming a corporation under the Laws of the State of Nevada, presently adopts the following Articles of Corporation; and so certifies that:

                                      I

The corporation name is:  Bosco Flooring, Inc.

                                      II

The designated Resident Agent for Bosco Flooring, Inc., is Robert C. Harris at 564 Wedge Ln., Fernley, Nevada 89408.

                                      III

The authorized Common Stock is 75,000,000 shares, holding $0.001 par value. Shares may be disbursed by the authority of the First Board of Directors, anytime without motion by the shareholders. Every issued share shall be equivalent to one vote. All shares, once issued, must be properly and fully funded; additionally, all issued shares shall be the personal property of the shareholder, and shares so disbursed shall be deemed as fully paid up by the herein corporation; the holder of any share or shares shall not be liable for any further payment thereof. Said shares shall not be subject to assessment for the debts of the corporation, nor will they be assessable by Bosco Flooring, Inc.

                                      IV

The initiating offices of Bosco Flooring, Inc., are to be known as the First Board of Directors. The quantity of directors may at anytime be enlarged or curtailed in such a way as stated in the bylaws of Bosco Flooring, Inc. However, the number of Directors shall not exceed six (6), and shall not be reduced in number to less than one (1). The identity and address of the First Board of Directors, which are one (1) in total, is as follows: (president; Vice
President; Secretary; Treasurer) Dannikov Alexander, whose mailing address is, Utkina Street 26-10, Irkutsk, Russia 664007.

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                                      V

The general purposes for which Bosco Flooring, Inc., is formed and organized are:

     1.)  To engage in the business of Flooring Laminate Distribution.

     2.) To engage in any other trade or business which can, in the opinion of the First Board of Directors of Bosco Flooring, Inc., be beneficial to the foregoing business.

     3.) The business purpose of Bosco Flooring, Inc., including it goals and functions, advocated or conducted, condoned or comported, will all transact in a lawful manner in accordance with the laws of the State of Nevada.

     4.) To do other things as are incidental or advisable to the foregoing, or essential in order to accomplish the foregoing.

                                      IV

The Bosco Flooring, Inc., is to have perpetual existence. Where the business takes place, and where the corporate records are, may be sustained anywhere in the United States; or territory of the same; or foreign country.
EXCEPT WITH RESPECT to amending the non-assessing of shares statement and provision of that statement in Article III, this corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or its Bylaws in the manner now or hereafter prescribed by statue, or by these Articles of Incorporation, or by the corporation's Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

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THE UNDERSIGNED, Robert C. Harris, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, does make and file this certificate, hereby declaring and certifying that the facts herein above stated are true, and accordingly have hereunto set our hand this day of December, 18, 2006.



/s/ Robert C. Harris
---------------------------
Robert C. Harris
564 Wedge Ln.
Fernley, NV 89408

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